Exhibit 99.1

iSECUREtrac Corp. Announces Reverse Stock Split


Omaha, NE
September 12, 2005


iSECUREtrac Corp (OTCBB: ISRE), the industry leader in offender monitoring solutions utilizing global positioning systems (GPS) and wireless technology, announced today that, pursuant to the authority granted to it at the annual shareholders meeting on June 2, 2005, its Board of Directors has approved a 1-for-10 reverse stock split. Effective as of 8:00am Eastern Time, on September 19, 2005, each ten outstanding shares of the Corporation's Common Stock, par value $0.001 per share, will be automatically combined and converted into one share of Common Stock which will then begin trading on a reverse split basis under a new symbol. As of September 8, 2005, iSECUREtrac had 106,356,493 issued and outstanding common shares and, immediately following the reverse split, there will be approximately 10,635,649 shares of common stock issued and outstanding.


"The decision by iSECUREtrac's Board of Directors to approve the reverse split is a timely one," said David Vana, CFO of iSECUREtrac Corp. "It comes on the heels of our recently completed restructuring, which, along with the significant increase in market demand we are witnessing, presents exciting opportunities for the Company. The consolidation of the shares and the expected higher trading price will expose the Company to a much wider audience in the investment community."


About iSECUREtrac
iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac is currently focused in the area of Law Enforcement, Corrections, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.


Safe Harbor
This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

Contacts:
For iSECUREtrac:  Tom Wharton or David Vana (402) 537-0022